Exhibit 99 (a)(1)(C)

GENCORP INC.
SUPPLEMENT TO AMENDED AND RESTATED OPTIONAL REPURCHASE NOTICE
TO HOLDERS OF
4.0625% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2039
CUSIP Number 368682 AN 0

Reference is made to the Indenture, dated as of December 21, 2009  (the “Indenture”), between GenCorp Inc., a Delaware corporation (the “Company”) and The Bank of New York Mellon Trust Company, N.A., a national banking association organized under the laws of the United States of America (the “Trustee” or “Paying Agent”), and the Amended and Restated Optional Repurchase Notice for 4.0625% Convertible Subordinated Debentures due 2039 (the “Debentures”), dated October 27, 2014 (the “Amended and Restated Optional Repurchase Notice”) relating to the option (the “Option”) of each holder (the “Holder”) of the Debentures to require the Company to repurchase all or a portion of such Debentures, as set forth in the Amended and Restated Optional Repurchase Notice. Capitalized terms used herein but not defined shall have the same meaning ascribed to such term in the Amended and Restated Optional Repurchase Notice.

This Supplement to the Amended and Restated Optional Repurchase Notice (this “Supplement”) amends, modifies and supersedes the sixth question of the “SUMMARY TERM SHEET” in the Amended and Restated Optional Repurchase Notice. Such question is hereby amended and restated to read in its entirety as set forth below:

“How may I obtain information regarding the Optional Repurchase Price?

Commencing on the first day of the VWAP Period, an indicative Optional Repurchase Price will be available http://www.gencorp.com/4.0625optionalrepurchase/. We will determine the final Optional Repurchase Price promptly after the close of trading on the New York Stock Exchange on the day preceding the Expiration Date. We will announce the final Optional Repurchase Price by press release and on the webpage no later than 5:00 p.m., New York City time, on the day prior to the Expiration Date, and will amend the Schedule TO that will be filed in connection with the Option to disclose the final purchase price for the Debentures and attach the press release as an exhibit. The final Optional Repurchase Price will also be available at that time at http://www.gencorp.com/4.0625optionalrepurchase/ and at (800) 689-0851. See “Important Information Concerning the Option – Information Concerning the Debentures – Optional Repurchase Price.””

This Supplement also amends, modifies and supersedes the third and fifth paragraphs of Section “2.2. Optional Repurchase Price” in the Amended and Restated Optional Repurchase Notice. Such paragraphs are hereby amended and restated to read in its entirety as set forth below:

“The number of shares of the Common Stock a Holder will receive in exchange for the Optional Repurchase Price will be that number of shares equal to (x) the Optional Repurchase Price to be paid to such Holder, divided by (y) the product of (i) the price per share of the Common Stock determined during the 40 consecutive Trading Days ending on the second Trading Day immediately preceding the Optional Repurchase Date using the sum of the Repurchase Daily Price Fractions for such 40 consecutive Trading Days (where “Repurchase Daily Price Fraction” means, for each such trading day, 2.5% multiplied by the Daily VWAP per share of Common Stock for such day), multiplied by (ii) 97.5%.The Daily VWAP for any trading day will be the per-share volume-weighted average price of the Common Stock on the NYSE, as displayed under the heading “Bloomberg VWAP” on the appropriate page of Bloomberg, in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session of the NYSE on such trading day.”

“Commencing on the first day of the VWAP Period, an indicative average Daily VWAP and the resulting indicative Optional Repurchase Price will be available at http://www.gencorp.com/4.0625optionalrepurchase/ and at (800) 689-0851. We will determine the final Optional Repurchase Price promptly after the close of trading on the New York Stock Exchange on the day preceding the Expiration Date. We will announce the final Optional Repurchase Price by press release and on the webpage no later than 5:00 p.m., New York City time, on the day prior to the Expiration Date, and will amend the Schedule TO that will be filed in connection with the Option to disclose the final purchase price for the Debentures and attach the press release as an exhibit. The final Optional Repurchase Price will also be available at that time at http://www.gencorp.com/4.0625optionalrepurchase/ and at (800) 689-0851.”

To exercise your Option to have the Company repurchase the Debentures and to receive payment of the Optional Repurchase Price, you must validly surrender your Debentures through DTC’s transmittal procedures prior to 5:00 p.m., New York City time, on December 30, 2014. If your Debentures are held through a broker, dealer, commercial bank, trust company or other nominee, then you must contact such nominee and instruct such nominee to exercise your Option and surrender your Debentures through the transmittal procedures of DTC.

A Holder may withdraw its Repurchase Notice at any time prior to 5:00 p.m., New York City time, on December 30, 2014 by complying with the withdrawal procedures of DTC and those set forth in Section 3.04 of the Indenture.

The Trustee has informed the Company that, as of the date of the Amended and Restated Optional Repurchase Notice, all Holders of the Debentures hold the Debentures through accounts with DTC and there are no certificated Debentures in non-global form. Accordingly, all Debentures surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC as described in the Amended and Restated Optional Repurchase Notice.

This Supplement should be read in conjunction with the Amended and Restated Optional Repurchase Notice. Except for the changes described herein, all other terms of the Amended and Restated Optional Repurchase Notice remain the same.

The Paying Agent is The Bank of New York Mellon Trust Company, N.A., c/o Bank of New York Mellon Corporation, Corporate Trust-Reorganization Unit, 111 Sanders Creek Parkway, East Syracuse, New York 13057, Attention: Dacia Jones, Phone (315) 414-3349, Fax: (732) 667-9408.

Dated: November 5, 2014